EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of January, 2016, by and between David Bradford, a resident of the State of Indiana with an address of 12545 Brompton Road, Carmel, IN 46033 ("Employee"), and Deep Green Waste & Recycling, LLC, a Georgia limited liability company with an address of 3225 Shallowford Road NE, Suite 1020, Marietta, GA 30062 ("Employer").

WHEREAS, Employee desires to work with and for Employer, and Employer desires to retain the services of Employee, providing the services hereinafter defined; and

WHEREAS, Employer and Employee desire to set forth the terms of their relationship and enter into an employment relationship for their mutual benefit.

NOW, THEREFORE, in consideration of the premises, terms, conditions, covenants and obligations herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1– SCOPE OF EMPLOYMENT

1.1 Relationship. The Corporation hereby agrees to retain the services of Employee, and Employee hereby agrees to perform the services so requested by the Corporation (the "Services"), as more particularly set forth in Exhibit "A", attached to this Agreement and hereby incorporated by reference and upon the terms and conditions set forth in this Agreement.

1.2 Duties and Responsibilities. The duties and responsibilities of Employee shall consist of those agreed upon and acknowledged in writing by the parties. The Corporation may reduce or immaterially alter Employee's duties and powers from time to time by providing Employee with written notice thereof.

1.3 Full and Faithful Service. Employee will devote to the business and affairs of Employer all of his full and faithful working time, attention and ability to carry out the duties of his position, to the exclusion of any other employment or gainful occupation, and will ensure that he is not at any time engaged in conduct which would constitute an actual or potential conflict with the interests of Employer. Employee agrees that he will, in the performance of his duties, promote the interests, business and reputation of Employer and perform all such duties as are essential or conducive to the efficient management thereof in accordance with the rules and policies of Employer. Employer agrees that Employee will be free to hold equity interests in businesses which do not compete with the business of Employer. Unless specifically directed by Employer, Employee shall at no time accept any payment, remuneration or consideration for or on behalf of Employee or Employer from any of Employer's customers, clients, suppliers, vendors or otherwise.

1.4 Acknowledgement. Employee acknowledges that the effective performance of his duties requires the highest level of integrity and Employer's complete confidence in Employee's relationship with other employees, contractors, suppliers and customers of Employer and with all persons dealt with in the course of employment. Employee shall diligently, faithfully and honestly serve Employer during the term of employment hereunder and shall use his best efforts to promote the interests of Employer. Employee

acknowledges that Employer may implement a manual governing certain of the rights, duties and obligations of Employer, as well as its employees and contractors, and agrees to comply with such manual after receipt of written notice thereof, which manual may modify certain of the rights, duties and/or obligations herein set forth. Employee will not engage in any conduct which is inconsistent with the letter and spirit of this Article 1.

ARTICLE 2– TERM OF EMPLOYMENT

This Agreement shall commence upon Employer's execution and dating of this Agreement (the "Effective Date") and continue for a term of one (1) year and shall automatically renew for additional one (1) year Terms, upon the same terms and conditions as herein set forth, unless this Agreement is terminated earlier by either of the parties in accordance with the provisions set forth herein. This Agreement and the rights herein granted govern the relationship of the parties as an "at will" employment relationship, and nothing herein shall be deemed to or shall grant Employee any additional rights to employment or otherwise nor deem Employee as being anything other than an employee at will.

ARTICLE 3– COMPENSATION

3.1 Base Salary. As remuneration for the Services hereunder, Employee shall be paid a base salary of Eighty-four Thousand Dollars (USD $84,000) per annum for each minimum forty (40) hour weeks worked (the "Base Salary"), which shall be paid in arrears and no more frequently than in equal bi-weekly installments. Employee's Base Salary will be reviewed and may be increased by Employer from time to time, in its sole and absolute discretion, but in any event will be reviewed not later than the anniversary of this Agreement, and annually thereafter, but with no obligation on the part of Employer to adjust it.

3.2 Vacation and Personal Time Off. Employee shall be permitted to participate in Employer's published Personal Time Off ("PTO") plan, as may be amended from time to time. Any PTO may be taken at such time or times as Employee may reasonably determine, having regard to Employer's business and affairs, and as acceptable to and approved by Employer. Employee will not be permitted to carry forward any unused PTO unless otherwise expressly authorized by Employer in writing. Employee shall not be entitled to payment in lieu of PTO nor for reimbursement for any unused PTO upon termination of employment, regardless of the reason for said termination.

3.3 Benefits. Employee may participate in Employer's insurance, retirement and other benefit plans which Employer offers to its employees at a level commensurate with that of similarly situated employees. These benefits will be governed by and provided in accordance with the applicable plan documents, insurance policies or Employer policies then in effect.

3.4 Expenses. Employee shall be reimbursed for all reasonable and direct out-of-pocket expenses incurred in connection with the performance of his duties hereunder, subject to and consistent with applicable policies of Employer. Without limiting the foregoing, as a condition to the reimbursement of any such expenses hereunder, Employee shall furnish receipts for expenses incurred, prepare and submit any forms and documents required by Employer, and obtain Employer's consent prior to incurring any such expenses. Employer shall provide Employee with or reimburse Employee for temporary housing and related costs in the form of a furnished apartment which shall be located within 20 miles of Employer's offices for a period not to exceed 12 months and for an amount not to exceed $1200 per month. The start date for such temporary housing may predate the effective date of this Employment Agreement by up to 31 days.

3.5 Employee does verify and affirm that Employee is not subject to the backup withholding provisions of Section 3406 of the Internal Revenue Code and is a United States citizen.

ARTICLE 4– TERMINATION

4.1 Termination. This Agreement and the employment contemplated hereunder are terminable at will by either Employee or Employer at any time, with or without cause. Specifically, employment may be terminated in the following manner and in the following circumstances:

A. By Employee at any time and for any reason, by giving no less than two (2) weeks' prior, written notice to Employer. Employer reserves the right to require that Employee not report to work once notice is given.

B. By Employer, at any time, for Cause, in which case the employment and this Agreement shall terminate immediately upon written notice from Employer to Employee (subject to the notice and cure requirements set forth in this paragraph). For purposes of greater certainty, any of the following events shall constitute "Cause" for termination: (i) Employee commits any act of gross negligence, fraud, willful misconduct or ethical misconduct, causing harm to Employer; (ii) the conviction of Employee of an offense that adversely affects Employer; (iii) Employee intentionally obtains any material for personal gain, profit or enrichment at the expense of Employer or from a transaction in which Employee has an interest which is adverse to the interest of Employer, unless Employee shall have obtained Employer's prior, written consent; (iv) Employee uses non-prescription medication, narcotics, or other controlled or intoxicating substances, materially impairing Employee's ability to perform his normal duties, in Employer's sole discretion; (v) failure by Employee to perform his duties and responsibilities, including reasonable directives from Employer, in good faith to the best of Employee's ability and failure to cure such non-performance within ten (10) days after notice of such failure from Employer to Employee; or (vi) Employee acts in a manner which is intended to be materially detrimental or damaging to Employer's reputation, business operations or relations with its other employees, customers or suppliers.

C. Upon the death of Employee, in which case the employment and this Agreement shall terminate on the date of death.

D. By Employer due to the Disability of Employee. For purposes of this Agreement, "Disability" shall mean the inability of Employee to perform the duties, responsibilities and obligations of Employee's position for any consecutive sixty (60) days or for any one hundred eighty (180) days within any consecutive twelve (12) month period by reason of a medically determinable physical or mental impairment, as determined in good faith by Employer.

E. By Employer at any time and for any reason without Cause by delivery of written notice of termination to Employee.

4.2 Payments on Termination. If this Agreement and the employment contemplated hereunder are terminated pursuant to Article 4.01, Employee shall be entitled to the payments and benefits provided in this Article 4.02 accruing through the date of termination, and Employer shall have no further obligation to Employee under this Agreement. Upon termination for any reason, Employee shall receive any accrued and unpaid Compensation and expense reimbursements pursuant to this Agreement, in each case as of the date of such termination. Unless terminated by Employer for Cause, Employee shall also receive severance payment in the amount of one week of Employee's current Base Salary for every full year of employment

up to a maximum of four (4) weeks (the "Non-Compete Payment"), within thirty (30) days following Employer's receipt of Employer's general release set forth in Articles4.03.

4.3 Release of Claims. If any of the events referred to in Article 4.01 occur, this Agreement and the employment of Employee shall be wholly terminated except in respect of Employee's rights under Article 4.02 (to the extent not satisfied upon the effective date of termination), Employee's covenants and obligations pursuant to Articles 1, 5, 6 and 7 and Employer's rights pursuant to Articles 5, 6 and 7, which shall survive such termination and continue in full force and effect. To obtain and as a condition of receiving any severance and other benefits set forth in Article 4.02 due upon or as a result of termination (excluding benefits to which Employee is entitled by law pursuant to COBRA), Employee must sign within twenty-one (21) days following the date of such termination (or such longer period as required to be provided by law), and must not revoke, a general release of all claims in the form attached hereto as Exhibit "B", and hereby incorporated by reference, in favor of Employer, its parent, subsidiaries, affiliates, current and former directors, officers, employees, attorneys and agents, benefit plans and/or administrators of any and all claims to maximum extent allowable by law.

4.04 Reasonableness. The parties hereto acknowledge and agree that there are no implied rights whatsoever with respect to the termination of this Agreement and the employment contemplated hereunder.

ARTICLE 5– CONFIDENTIALITY

5.1 Definitions. For the specific purpose of the covenants contained in Articles 5 and 6 and for all other purposes under this Agreement, certain terms are defined as follows:

A. Confidential Information. "Confidential Information" shall include, without limitation, all technical and non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, actual and prospective customer lists, customer route books and materials, documents containing names and addresses of current or former customers that includes their past or present buying patterns or habits, sales reports, service reports, price lists and discount lists, methods and/or procedures regarding pricing, product cost and profit strategies or structures, product formulae, methods and/or procedures related to sales or services, methods and/or procedures of operation, special training of sales representatives, continuous market updates and merchandising strategies relating to Employer and Employer's Business, which is communicated to, supplied to or observed by Employee, either directly or indirectly, at any time during the employment relationship, whether or not received from Employer or from any actual or potential customer, client or supplier of Employer, or from any person with a business relationship, whether contractual or otherwise, with Employer. The term "Confidential Information" shall not include any information that Employee can prove: (i) was known or independently developed by Employee prior to the time of receipt from Employer, as long as such information was not acquired, either directly or indirectly, from Employer; (ii) is or becomes publicly known through no direct or indirect act, fault or omission of Employee; (iii) is or becomes part of the public domain through no direct or indirect act, fault or omission of Employee; or (iv) was received by Employee from a third party having the legal right to transmit the same without restriction as to use and disclosure and such receipt was not in connection with any business relationship or prospective business relationship with Employer; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

B. Competing Business. "Competing Business" shall mean any person or entity that engages in a business that is the same or substantially similar to Employer's Business, and only that portion of the

business that is in competition with Employer's Business.

C. Employer's Business. "Employer's Business" shall mean owning and operating a waste and recycling business offering services to commercial and multi-family complex-based clients, including retail centers, mixed-use centers, hospitals, prisons, etc.

D. Inventions. "Inventions" shall mean any and all developments, discoveries, concepts, methods, processes, designs, inventions, ideas or improvements, whether or not patentable, which are conceived, made, implemented or reduced to practice by Employee, whether alone or acting with others, during Employee's employment with Employer that are developed on Employer's time or with the utilization, either directly or indirectly, of Employer's equipment, supplies, facilities, resources, Confidential Information or Trade Secrets.

E. Territory. "Territory" shall mean the smallest of any incorporated city, county or state in which Employer conducts business during Employee's employment hereunder.

F. Trade Secrets. "Trade Secrets" shall mean information not generally known about Employer's business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which Employer derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Confidential Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such. Unless told otherwise by Employer, Employee shall treat all Confidential Information as Trade Secrets. Moreover, this definition of Trade Secrets shall not negate any more expansive definition of Trade Secrets provided by applicable law.

5.2 Employee expressly acknowledges the highly competitive nature of the waste industry and the ease of others to copy or unlawfully acquire the proprietary property of the same. Employee also expressly acknowledges that Employee as a fiduciary to Employer shall have broad access to the Confidential Information, Inventions and/or Trade Secrets of Employer. Consequently, Employee hereby expressly agrees with the definitions hereinabove set forth and acknowledges the restrictive nature of the non-disclosure covenants hereinafter detailed. **INITIAL:** ______

5.3 Non-Disclosure of Confidential Information and Trade Secrets. Employee recognizes the interest of Employer in maintaining the confidential nature of its Confidential Information and Trade Secrets. Accordingly, Employee covenants and agrees that Employee will not, at any time, other than in the performance of Employee's duties for Employer, both during and after Employee's employment with Employer, communicate or disclose to any person or entity, or use for Employee's benefit, or for the benefit of any other person or entity, including any Competing Business, either directly or indirectly, any of Employer's Trade Secrets and/or Confidential Information. For the avoidance of doubt, the disclosure or use of Confidential or Trade Secrets by Employee is prohibited for the life of Employee, or until the Confidential or Trade Secret Information becomes publicly available through no direct or indirect fault or act of Employee.

5.4 Property and Documents. Employee acknowledges, understands and agrees that all memoranda, notes, records, charts, formulae, data, software, source code, object code, client lists, price lists, marketing plans, financial information and other documents made, received, held or used by Employee during the course of his employment shall be the property of Employer and shall be delivered by Employee to Employer upon request at any time during the course of employment or on termination of employment as hereinbefore provided. With respect to all Confidential Information, Trade Secrets and other documents of

Employer held by Employee, Employee acknowledges that he is in a position of trust and subject to a fiduciary duty to use the information only in the interests of Employer and its business.

EMPLOYEE EXPRESSLY AGREES AND ACNOWLEDGES THAT THIS EMPLOYMENT AGREEMENT AND ANY AND ALL EXHIBITS, ADDENDA, MODIFICATIONS AND VERSIONS HEREOF, IS INCLUDED IN EMPLOYER'S DEFINITION OF CONFIDENTIAL INFORMATION, AND, AS SUCH, EMPLOYEE SHALL MAINTAIN THE CONFIDENTIAL NATURE OF ITS CONTENTS.

5.5 Protection of Inventions. With respect to Inventions, Employee agrees and covenants as follows:

A. During Employee's employment with Employer and for a period of twenty-four (24) months thereafter, Employee shall promptly report and disclose to Employer in writing, in sufficient detail as requested by Employer, all Inventions;

B. Employee acknowledges and agrees that all Inventions are the sole and exclusive property of Employer;

C. Employee agrees to assign, and hereby automatically assigns, without further consideration, to Employer any and all right, title and interest in and to all Inventions; provided, however, that this Agreement shall not apply to any Invention: (i) for which no property of Employer was used; (ii) which was developed entirely on Employee's own time; and (iii) which does not in any way relate to Employer's Business or its actual or demonstrable anticipated research or development, a copy of which will be provided upon written request to Employer;

D. Employer and its successors and assigns shall have the right to obtain and hold in its or their own name all copyright registrations, trademark registrations, patents and any other protection available to the Inventions;

E. Employee acknowledges and agrees to perform, upon reasonable request of Employer, both during and after employment, all further acts as may be necessary or desirable to transfer, perfect or defend Employer's ownership of Inventions, including, but not limited to: (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance; (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to Inventions; (iii) providing testimony in connection with any proceeding affecting the right, title or interest of Employer in any Invention; and (iv) performing any other act deemed necessary or desirable to carry out the purpose of this covenant; and

F. Employee represents and warrants to Employer that Employee has not conceived any Invention or acquired any ownership interest in any Invention except as disclosed in writing to Employer. If an Invention is not so disclosed in writing to Employer, any Invention conceived by Employee or in which Employee obtains an interest during his employment will conclusively be presumed to be an Employer Invention. If Employee incorporates an Invention so disclosed in writing into Employer's business, either with or without Employer's prior written consent, Employee hereby grants to Employer a non-exclusive, paid-up, royalty-free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use, sell, copy and create derivative works of such Invention.

Initials:

5.6 Protection of Patents. With respect to patents, Employee acknowledges and agrees that should Employer or any affiliate of Employer elect to file an application for patent protection, either in the United States or in any foreign country, on an Employer Invention with which Employee was involved, Employee, both during and after employment, will execute all necessary documents, including formal assignments to Employer or any affiliate of Employer relating to such patent applications. Employee further agrees to cooperate with any attorneys or other persons designated by Employer or any of its affiliates as may reasonably be required for the timely prosecution of such patent applications. Employer shall be responsible for all expenses incurred in the preparation and prosecution of all patent applications filed on its or their behalf. Employee moreover represents and warrants to Employer that Employee holds or owns no patents, either individually or jointly with others, except as disclosed to Employer in writing.

ARTICLE 6–NON-SOLICITATION/ NON-COMPETITION

6.1 Employee expressly acknowledges the highly competitive nature of the waste industry and the ease of others to copy or unlawfully acquire the proprietary property of the same. Employee also expressly acknowledges that Employee shall have direct access to customers, suppliers, contractors and/or employees and/or lists or identification of the same. Consequently, Employee hereby expressly acknowledges the restrictive nature of the non-solicitation and non-competition covenants hereinafter detailed. **INITIAL:** ______

6.2 Non-Solicitation of Customers. Employee covenants and agrees that, during the term of Employee's employment with Employer and following the termination of such employment, regardless of the reason for such termination, Employee will not use Confidential Information or Trade Secrets, either directly or indirectly to solicit, initiate contact with, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual customer or any customer who becomes a customer of Employer within six (6) months of termination of Employment within whom Employee had any contact.

6.3 Non-Solicitation of Employees. Employee covenants and agrees that, during the term of Employee's employment with Employer and for a period of twenty-four (24) months following the termination of such employment, regardless of the reason for such termination, Employee will not, either directly or indirectly, hire or attempt to hire, solicit or attempt to solicit, or induce or attempt to induce, any employee of Employer to leave his or his employment with Employer.

6.4 Non-Competition.

A. Employee covenants and agrees that, during the term of Employee's employment with Employer, Employee shall not on behalf of a Competing Business, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that he performed for Employer.

B. If Employee's employment is terminated by Employer without Cause or if Employee resigns with Good Reason, Employer shall pay employee the Non-Compete Payment within ten (10) days of Employer's receipt of Employee's executed Form Release of Claims.

In consideration of the Non-Compete Payment, Employee covenants and agrees that, during the term of Employee's employment with Employer and for a period of twenty-four (24) months following the termination of such employment, regardless of the reason for such termination (the "Non-Compete Period"), Employee shall not, within the Territory and on behalf of a Competing Business, either directly

or indirectly (whether through affiliates, subsidiaries or otherwise), solicit or assist in soliciting in competition with Employer the business of any client or prospective client: (i) with whom Employee had dealings or personal contact on behalf of Employer during the one (1) year period preceding Employee's termination of employment; and/or (ii) for whom Employee had direct or indirect responsibility during the one (1) year immediately preceding Employee's termination of employment.

C. Notwithstanding anything in this Section 6.04 to the contrary, Employee may request a statement from Employer that clarifies whether any activity or proposed activity would be deemed non-compliant herewith, or may request a waiver from Employer with regard to any such activity or proposed activity by providing written notice of any such request to Employer. Upon receipt of any such written notice, Employer will make reasonable efforts to respond to Employee within fifteen (15) days of receipt of such notice as to whether Employer believes any activity or proposed activity would violate any provisions of this Section and/or whether a waiver will be granted to Employee. A lack of response from Employer shall be deemed to be a refusal of Employee's request for waiver.

6.5 Reasonableness. The parties to this Agreement acknowledge and agree that the scope of the covenants contained in Articles 5 and 6 are, in all respects, no more than what is reasonably required to protect Employer's legitimate business interests, including but not limited to Employer's interests in Confidential Information and/or Trade Secrets, Employer's customer relationships and Employer's goodwill.

6.6 Severability and Reformation. The parties to this Agreement further agree that if any limitation or provision contained in these covenants is determined to be void or unenforceable, whether in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof. Moreover, the parties agree that the arbitration tribunal may reasonably alter the language within any of the covenants set forth in Articles 5 and 6 herein so as to give maximum effect to the covenants as initially written. Furthermore, to the maximum extent allowed under the law of the State of Georgia and other applicable law, the parties agree that the post-employment covenant periods in Articles 5 and 6 shall toll during any breach so that the covenant period begins to run from the date of the tribunal's opinion instead of from the date of termination of Employee's employment.

ARTICLE 7– PARTIES' RECOURSE

7.1 Injunctive Relief. Employee acknowledges and agrees that in the event of any violation of the covenants provided for in Articles 5 and 6, Employer shall be entitled to injunctive relief, in addition and without prejudice to any other remedy that Employer may have at law.

7.2 Mandatory and Binding Arbitration. Any dispute that in any way relates to this Agreement, including, without limitation, any request for injunctive or declaratory relief sought by any of the parties to this Agreement (whether pursuant to Articles 5 or 6, or otherwise), shall be submitted to mandatory and binding arbitration according to the rules but not necessarily under the governance of the American Arbitration Association ("AAA"), in accordance with the then current Employment Arbitration Rules and Mediation Procedures established by the AAA (or any successor organization), at a location in Cobb County, Georgia, unless otherwise required by law. If the parties are unable to agree upon an arbitrator, then each shall select one arbitrator, who shall then select a third, independent arbitrator, with no less than ten (10) years in corporate transaction and employer disputes, which decision shall be binding upon the parties. The arbitrator shall determine the extent of discovery, if any, that is needed to resolve the dispute after hearing the positions of each party regarding the need for discovery. The arbitrator shall be bound to

apply the laws of the State of Georgia, unless pre-empted by federal law, to resolve any dispute without regard for any conflict of law principles, as Employee acknowledges that Employer is organized under the laws of the State of Georgia. The arbitrator shall be required to afford the parties the opportunity to file dispositive motions, including, without limitation, summary judgment motions and consider those motions in accordance with the laws of the State of Georgia (or in accordance with federal law, if Georgia law is pre-empted by federal law). The arbitrator also shall be required to issue a reasoned opinion. Notwithstanding anything to the contrary, each party shall share the costs of arbitration equally, although each party shall otherwise bear its own costs of preparation and engagement of counsel on its behalf. The arbitrator may charge arbitration fees to the losing party, in its sole and absolute judgment. If either party refuses to comply with or respond to a demand for arbitration, then the party demanding arbitration may proceed without the non-responsive party and receive the equivalent of a default judgment from the arbitrator.

ARTICLE 8– GENERAL

8.1 Entire Agreement. This Agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do either of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated herein and made a part hereof. Any prior or previous agreements, written or oral, express or implied, between Employer and Employee relating to the employment of Employee by Employer are terminated and cancelled, and Employee and Employer release and forever discharge each other of and from all manners of action, causes of action, claims and demands whatsoever under or in respect of any other such previous agreement(s).

8.2 Amendments. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by both of the parties hereto.

8.3 Notice. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail or electronically, each by a method providing verification of delivery by receipt, and shall be effective upon receipt, if delivered personally or by nationally recognized courier service, or otherwise three (3) days after dispatch to the party to whom such notice shall be directed. Notice to Employer shall be properly addressed to the Managing Member, and notice to Employee shall be addressed to the last known address provided to Employer by Employee. Either party may, by notice given in accordance with the foregoing, change the designated address for the purposes of this Agreement.

8.4 Further Assurances. The parties hereto and each of them hereby consents and agrees to do such things, attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

8.5 Waivers. No waiver of any breach of default of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

8.6 Severability. If any provision of this Agreement is determined to be illegal or unenforceable, in whole or in part, such illegal or unenforceable provision or part thereof, shall be severable from this Agreement and shall not affect the remaining provisions hereof.

8.7 Headings. The insertion of headings in the division of this Agreement into paragraphs and subparagraphs is for convenience of reference only and shall not affect the interpretation hereof.

8.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

8.9 Governing Law. This Agreement is governed by the laws of the State of Georgia and applicable federal law without regard to principles of conflicts of law.

IN WITNESS WHEREOF, this Employment Agreement is made effective by the parties hereto setting their hands and seals on the day and year first written above.

EMPLOYER:

DEEP GREEN WASTE & RECYCLING, LLC

By: ______________________________(SEAL)
Bill Edmonds, Managing Member

EMPLOYEE:

______________________________(SEAL)
David Bradford

EXHIBIT A

EMPLOYMENT TITLE AND DESCRIPTION

Employment Title: Vice President – Corporate Development

Description of Services to be provided by Employee for Employer:

Employee shall be responsible for securing a stable financial base for Employer, which will include securing capital for future growth and an operating cash floor, instituting corporate policies that strengthen the internal controls, establishing and monitoring KPI's, managing sales team to simultaneously maximize top-line revenue growth and gross profit margin and any other related functions that are deemed as necessary by Employer.

Employee shall work Monday through Friday, no less than eight (8) hours each day, which hours may be before the formal "opening time" and after the formal "closing time" of Employer's office, and which hours may fall on or over weekends.

EMPLOYER:

DEEP GREEN WASTE & RECYCLING, LLC

By: ______________________(SEAL)
Bill Edmonds, Managing Member

EMPLOYEE:

______________________(SEAL)
David Bradford

EXHIBIT B

FORM OF RELEASE OF CLAIMS

This Form Release of Claims (the "Release Agreement") is entered into between Deep Green Waste & Recycling, LLC (the "Company") and the undersigned Employee.

1. I understand and acknowledge that I have had sufficient time to review this Release Agreement and to decide whether to enter into it. I also understand that I could have at least twenty-one (21) days to make this decision if I so desired. I also understand that I have seven (7) days after I sign this Release Agreement to change my mind and revoke in writing the Release Agreement.

2. I acknowledge that the Company has advised me in writing that I should consult an attorney prior to signing this Release Agreement.

3. I understand that by signing this Release Agreement, in addition to releasing any and all claims against the Company, I am specifically releasing any and all rights and claims up to the date of my signature which I have for alleged age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), against the Company, its directors, officers, employees and others released in this Release Agreement.

4. I acknowledge that, following my execution of this Release Agreement if I do not revoke it, the Company will pay me the amounts described in Article 4.03 of the Agreement between me and the Company (the "Employment Agreement"), subject to the terms and conditions of the Employment Agreement. These payments are in consideration of the execution of this Release Agreement and the performance of the terms and conditions contained herein. I acknowledge that I have no entitlement to such payments except as compensation for the performance of the terms and conditions set forth herein. I acknowledge that I am entitled to no salary, wages, commissions, options, benefits, insurance or other compensation from the Company, except as specifically set forth herein and in Article 0 of the Employment Agreement, and that I have received all compensation to which I am entitled under the Employment Agreement.

5. Scope of Release.

A. Release. To the broadest extent permitted by law, I hereby release and discharge the Company and its parents, affiliates and subsidiaries, owners, officers, agents, servants, employees, attorneys, insurers, successors and assigns from any and all claims, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature, known or unknown, which have existed or now exist (including, to the extent permitted by law, claims and causes of action which I do not know of or suspect exist in my favor), including but not limited to: (i) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, payments under any retirement plan or other compensation plan or arrangement maintained by the Company, fringe benefits, stock, stock options or any other ownership interest in the Company; (iii) all claims for breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing, and any other common law cause of action arising in contract; (iv) all tort claims, including claims for fraud, defamation, emotional distress, discharge in

violation of public policy, and any other common law tort; and (v) all federal, state and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys' fees or other claims arising under the ADEA, the federal Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Older Workers Benefit Protection Act (as amended) ("OWBPA"), and the Family and Medical Leave Act.

B. ADEA Waiver. I acknowledge that with this document I have been advised in writing to consult with an attorney prior to executing this waiver of ADEA claims and that I have been given twenty-one (21) days from the date of this Release Agreement in which to consider entering into the waiver of the ADEA claims, if any. If I decide to sign before the expiration of twenty-one (21) days, I acknowledge that I am doing so knowingly and voluntarily. In addition, I acknowledge that with this Release Agreement I have been informed that I may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release Agreement. I understand that, to be effective, my revocation must be in writing, signed, dated and delivered to the Company no later than seven (7) days from the date on which I sign this Release Agreement. If the seventh (7th) day falls on a weekend or holiday, I understand my revocation must be delivered the next business day. Finally, I understand that this Release Agreement will be effective as of the date following the rescission period, unless I exercise my right to rescind during the rescission period.

C. Excluded Claims. Notwithstanding the above, with this Release Agreement, the Company acknowledges that I do not release any of the following rights or claims: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, pursuant to the charter, bylaws or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; and (iii) any claims arising from the breach of this Release Agreement. In addition, the Company further acknowledges that nothing in this Release Agreement prevents me from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor or the state equivalents thereto, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

6. By executing this Release Agreement, I acknowledge that I have read the document and have had the opportunity to receive independent legal advice with respect to executing this Release Agreement and that I expressly waive the rights and benefits I otherwise might have under Georgia statute or common law doctrine. In other words, there may be additional facts or claims which I do not know about on the date I sign this Release Agreement. By signing this Release Agreement, I understand and agree that I am giving up my right to bring any known or unknown claim against the Company, and expressly waive the rights and benefits I otherwise might have under any applicable state law, including restrictions against releases for unknown claims.

7. I acknowledge that the purpose of this Release Agreement is to resolve all potential disputes between me and the Company. To the extent that any alleged claim is not or cannot be released under current law, the payments provided by the Company in this Release Agreement shall be an offset against any such unreleased claim, if any, provided, however, that such offset shall be permitted only to the extent that the Company determines in good faith that such offset would not cause a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and to the extent otherwise permitted by applicable law.

8. I understand that neither this Release Agreement nor anything in it shall be considered as any admission by the Company of any preexisting obligation or improper conduct whatsoever. I understand that the Company denies any such obligations or improper conduct.

9. I have read this Release Agreement and understand its contents. I am signing this Release Agreement voluntarily.

10. I acknowledge that the making, execution and delivery of this Release Agreement has been induced by no promises, representations, statements, warranties or agreements other than those expressed herein. I understand it supersedes all prior discussion and agreements between me and the Company, whether oral or in writing.

EMPLOYER:

DEEP GREEN WASTE & RECYCLING, LLC

By: ______________________ 11/19/2015 (SEAL)
Bill Edmonds, Managing Member Date

EMPLOYEE:

______________________ (SEAL)
David Bradford Date